Exhibit (a)(1)(iii)

Letter of Transmittal

Regarding Shares in PIMCO Capital Solutions BDC Corp.

Tendered Pursuant to the Offer to Purchase

Dated October 10, 2025

The Offer and withdrawal rights will expire on November 14, 2025 and this Letter of Transmittal must be received by

the Company’s Transfer Agent by 4:00 p.m.,

Eastern Time, on November 14, 2025, unless the Offer is extended.

Complete this Letter of Transmittal and follow the Transmittal

Instructions included herein

The undersigned hereby tenders to PIMCO Capital Solutions BDC Corp., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”) and is organized as a Delaware corporation (the “Company”), the shares of common stock, par value $0.001, of the Company (“Shares”) or portion thereof held by the undersigned, described and specified below, on the terms and conditions set forth in the Offer to Purchase dated October 10, 2025 (the “Offer to Purchase”), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the “Offer”). The Offer and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Company to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.

The undersigned hereby sells to the Company the Shares in the Company or portion thereof tendered hereby pursuant to the Offer.

The undersigned hereby warrants that the undersigned has full authority to sell the Shares in the Company or portion thereof tendered hereby and that the Company will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer. The undersigned recognizes that under certain circumstances set forth in the Offer, the Company may not be required to purchase any of the Shares or portions thereof tendered hereby.

If the Company accepts for purchase the shares tendered hereby, the purchase price will be paid in cash to the undersigned. The cash payment(s) of the purchase price for the Shares in the Company or portion thereof of the undersigned, as described in Section 6 “Purchases and Payment” of the Offer to Purchase, shall be wired to the account from which your subscription funds were debited.

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in Section 5 “Withdrawal Rights” of the Offer to Purchase, this tender is irrevocable.

VALUATION DATE: September 30, 2025

TENDER OFFER EXPIRATION DATE: 4:00 p.m. (Eastern Time), November 14, 2025

PARTS 1, 2, 3, AND 4 MUST BE COMPLETED AND IN GOOD ORDER IN ORDER TO PROCESS YOUR REQUEST

This Letter of Transmittal Must Ultimately Be Received By The Company’s Transfer Agent, No Later Than 4:00 p.m. (Eastern Time) On The Expiration Date.

PART 1 – NAME AND CONTACT INFORMATION

Company Name:

Company Account #:

Account Name/Registration:

Email Address:

PART 2 – REQUESTED TENDER AMOUNT

Please select repurchase type by checking one of the boxes below. If you are requesting a partial repurchase, please provide a number of Shares.

☐	Full Repurchase

☐	Partial Repurchase of __________________________ Number of Shares

☐	Partial Repurchase of $__________________________

PART 3 – COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the average cost.

☐	FIFO (First – In / First Out)

☐	LIFO (Last – In / First Out)

☐	High Cost

☐	Low Cost

☐	Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

Date of Purchase:	Amount of Purchase:

PART 4 – PAYMENT

Payments will be directed back to the account from which your subscription funds were debited.

PART 5 – SIGNATURE(S)

The undersigned subscriber acknowledges that this request is subject to all the terms and conditions set forth in the Company’s Offer to Purchase dated October 10, 2025 (the “Offer to Purchase”). This request is irrevocable except as described in the Offer to Purchase. The undersigned represents that the undersigned is the beneficial owner of the Shares in the Company to which this repurchase request relates, or that the person signing this request is an authorized representative of the tendering stockholder.

Requests on behalf of a partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date